EXHIBIT 99.1

Avatech Solutions, Inc. - Corporate Headquarters
10715 Red Run Blvd, Suite 101 Owings Mills, MD 21117
phone: 410-902-6900
fax: 410-902-8324
www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Acquires Comtrex Corporation

OWINGS MILLS, MARYLAND - April 11, 2005 - Avatech Solutions, Inc. (OTCBB: AVSO.OB) today announced it has completed the previously announced acquisition of Charlotte, N.C.-based Comtrex Corp. Terms were not disclosed.

Owings Mills, Md.-based Avatech (http://www.avatechsolutions.com), the recognized leader in design and engineering systems integration for the manufacturing, building design and engineering markets, said the acquisition provides Avatech with its first-ever presence in the North Carolina area and effectively extends the Company’s location network to cover most of the East Coast. The Company also confirmed that, with the transaction complete, the acquisition will be accretive to Avatech” earnings in the fiscal year ending June 30, 2005.

“The completion of our acquisition of Comtrex expands our presence in one of the fastest growing regions in the country while giving us a key competitive advantage in our markets,” said Scotty Walsh, CEO at Avatech Solutions. “We continue to be on the look-out for other transactions which fit our growth strategy and complement our existing organic growth prospects.”

Comtrex Corporation was founded in 1983 and provides Computer-Aided Design (CAD) software solutions and related services throughout North and South Carolina. The company has offices in Charlotte, N.C., Greensboro, N.C., and Raleigh-Durham, N.C., as well as a substantial client list that includes Fortune 500 companies.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in CAD software, data management and process optimization for the manufacturing, engineering, building design and facilities management industries. Headquartered in Owings Mills, Md., the company specializes in software systems integration, standards development and deployment, education and technical support. Avatech is one the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company serves 18,000 clients worldwide including the industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatechsolutions.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2004 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov. The documents also may be obtained for free by directing a request to Melody Craigmyle, Vice President of Marketing at 410-581-8080 or email MCraigmyle@avatechsolutions.com.

All brand names, product names, or trademarks belong to their respective holders.

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Media Contacts:

Melody Craigmyle

Avatech Solutions, Inc.

Phone +1 (410) 581 8080

Fax +1 (410) 581 8088

mcraigmyle@avatechsolutions.com